Based upon the Funds review of the copies of such forms effecting the Section 16 filings received by it the Fund believes that for its most recently completed fiscal year all filings applicable to such persons were completed and filed in a timely manner except as follows Form 3 (no securities owned) for Kimberly J. Scott was not filed in a timely manner after she became a reporting person of the Fund.